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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                              RETIREMENT AGREEMENT

         This RETIREMENT AGREEMENT is dated the 17th day of November, 2005 (the "Agreement") by and between Wolverine Tube, Inc., a Delaware Corporation (the "Company") and Dennis J. Horowitz (the "Executive"), as follows:

                              W I T N E S S E T H:

         WHEREAS, the Executive has decided to retire from his position as Chief Executive Officer and all other officer, fiduciary and employee positions, if any, held by the Executive in the Company, other than as a director and non-executive chairman of the Board of Directors of the Company (the "Board of Directors"); and

         WHEREAS, the parties hereto desire to set forth their respective rights and obligations with respect to Executive's retirement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Retirement. Effective as of the close of business on December 9, 2005 (the "Retirement Date"), the Executive will retire from his position as Chief Executive Officer and all other officer, fiduciary and employee positions, if any, held by the Executive in the Company or its subsidiaries other than as a director and non-executive chairman of the Board of Directors. On the Retirement Date, the Executive will deliver to the Company a letter of resignation in the form of Exhibit "A" hereto.

2. Retirement Benefits.

         (a) Health and Dental Insurance Benefits.

                  (i) In implementation of his current qualification therefor, subject to the terms of the respective plans and applicable law, from the Retirement Date and until the Executive attains age sixty-five (65), Executive (and his spouse and dependent children) will be provided with retiree medical and dental insurance benefits under the Company's medical and dental insurance plans consisting of benefits substantially similar to those currently available to active employees of the Company at the active employee rate. The Company shall use reasonable efforts to provide such benefits to the Executive on a fully insured basis.
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                  (ii) To the extent the medical and dental insurance benefits described in Section 2(a)(i) hereinabove cannot be provided to Executive under the terms of such plans (including, but not limited to, as a result of termination thereof) or the plans cannot be so amended in a manner which is not materially adverse to the Company, the Company shall pay or reimburse to the Executive, on an after-tax basis, an amount necessary for the Executive to continue such coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") but only to the extent the Executive (and his spouse and dependent children) timely elects to continue such coverage and only so long as the Executive timely pays the premiums for such coverage. In the event the coverage provided pursuant to Section 4980B of the Code ends prior to the Executive's sixty-fifth (65th) birthday as a result of the expiration of the "maximum required period" as defined in Section 4980B(f)(2)(B)(i) of the Code, then the Company shall pay or reimburse to the Executive, on an after-tax basis, an amount necessary for Executive to acquire such benefits from an independent insurance carrier until the Executive's sixty-fifth (65th) birthday. Any payments or reimbursements made by the Company to the Executive pursuant to this
Section 2(a)(ii) shall be reduced by an amount equal to what the Executive's share of the premiums would be if the Executive were eligible to continue such coverage in accordance with Section 2(a)(i) hereinabove. Notwithstanding the foregoing, the Company shall, after consulting with and receiving the approval of the Executive (which shall not be unreasonably withheld), reform this Section 2(a)(ii) to comply with Section 409A of the Code if any payment or reimbursement described in this Section 2(a)(ii) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and benefit to the Executive of this Section 2(a)(ii) without violating the provisions of
Section 409A of the Code.

                  (iii) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Company under this Section 2(a) shall be terminated, if and to the extent, at any time after the Retirement Date: (a) the Executive is employed or is otherwise affiliated with a party as a service provider that offers comparable medical and/or dental benefits for which the Executive is eligible or (b) the Company ceases to provide such benefits to both active and retired employees.

         (b) As of the Retirement Date, Executive shall be entitled to continued participation in the Company's group term life insurance plan and accidental death and dismemberment plan commensurate with the level at which eligible retirees of the Company participate. As of the Retirement Date, Executive shall no longer be eligible to participate in the Company's long-term disability plan.

         (c) The Wolverine Tube, Inc. Split Dollar Agreement by and between the Company and the Executive dated May 1, 1999, as amended by way of a letter to the Executive dated June 29, 2004, shall remain in force and effect in accordance with the terms and conditions set forth therein.

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         (d) Outstanding Equity Grants.

                  (i) All outstanding options to purchase Company common stock previously awarded to Executive pursuant to the Wolverine Tube, Inc. 2003 Equity Incentive Plan (the "2003 Plan") and the Wolverine Tube, Inc. 1993 Equity Incentive Plan (the "1993 Plan") shall become fully vested as of the Retirement Date and, in accordance with their existing terms, may be exercised at any time prior to ten (10) years from the grant date of such outstanding option.

                  (ii) Any shares of restricted stock issued to the Executive pursuant to the 2003 Plan will become fully vested and nonforfeitable as of the Retirement Date, which the parties agree is in accordance with the terms and conditions set forth in the 2003 Plan and agreements governing the award of any such shares of restricted stock. Both the Company and Executive hereby acknowledge that any shares of restricted stock issued to the Executive pursuant to the 1993 Plan became fully vested and nonforfeitable prior to the Retirement Date.

         (e) With respect to the Wolverine Tube, Inc. 2003 Annual Performance Incentive Plan, the Executive will be eligible to receive a pro rata award for the fiscal year 2005 based on the terms and conditions set forth in the Plan. Said award, if any, will be paid to Executive at the later of (i) the same time and in the same manner that awards are paid to other participants in the plan or
(ii) the first day that it can be paid without violating Section 409A of the Code.

         (f) As of the Retirement Date, Executive shall no longer be eligible for future accruals under any of the Company's retirement plans (qualified and non-qualified) and Executive shall be entitled to receive or commence receiving a distribution of the retirement benefits provided therein in accordance with the provisions of each respective retirement plan.

         (g) The Company shall pay the Executive's reasonable relocation costs from Huntsville, Alabama to Jacksonville, Florida in accordance with its relocation policy and that certain letter dated March 8, 2005 and the memorandum dated October 31, 2005 with regard thereto. Any relocation cost reimbursement due after the Retirement Date shall be paid in fiscal year 2006, but not before the six (6) month anniversary of the Retirement Date.

         (h) Deferred Compensation Plans

                  (i) As of the Retirement Date, Executive shall no longer be eligible for future accruals under the Wolverine Tube, Inc. 2002 Supplemental Executive Retirement Benefit Plan or the Wolverine Tube, Inc. Supplemental Benefit Restoration Plan, as amended and restated as of January 1, 2002 (collectively referred to as each "Plan" or the "Plans"). Executive shall be entitled to receive a lump sum cash payment with respect to Pre-2005 Accruals (as defined below) under the Plans as soon as administratively feasible following the Retirement Date in accordance with the terms and conditions set forth in each such Plan and a lump sum cash

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payment with respect to Post-2004 Accruals (as defined below) under the Plans as soon as administratively feasible following the Retirement Date in accordance with the terms and conditions set forth in each such Plan but not prior to the six (6) month anniversary of the Retirement Date.

                  (ii) Definitions. For the purpose of this Section 2(h) the following terms shall have the meanings set forth below:

                           "Notice" shall mean IRS Notice 2005-1.

                           "Pre-2005 Accruals" shall mean the present value as
                  of December 31, 2004, of the amount to which the Executive would be entitled to under each Plan if he had voluntarily terminated services without cause on December 31, 2004, and received a full payment of benefits from each Plan on the earliest possible date allowed under each Plan following his termination of services, to the extent the Executive's right to the benefit was earned and vested as of December 31, 2004. For purposes of determining the present value of the benefit described in the preceding sentence, the actuarial assumptions contained within each Plan shall be used provided such assumptions are reasonable; otherwise, reasonable actuarial assumptions shall be used. Furthermore, amounts to which the Executive would not be entitled upon termination, such as early retirement subsidies for which the Executive would not have attained sufficient service if he had terminated services on December 31, 2004, are not includible as Pre-2005 Accruals. The calculation of Pre-2005 Accruals shall be made in accordance with the relevant provisions of each Plan taking into consideration Q&A 17(a) of the Notice.

                           "Post-2004 Accruals" shall mean the portion of the
                  Executive's benefit under each Plan which is not Pre-2005 Accruals.

3. 2002 Change in Control, Severance and Non-Competition Agreement. All rights and obligations of the Company and the Executive under the 2002 Change in Control, Severance and Non-Competition Agreement dated July 12, 2002 are hereby cancelled and terminated as of the Retirement Date without any liability of any party thereunder or hereunder.

4. Secrecy, Non-Solicitation and Non-Competition.

         (a) Secrecy. Effective as of the Retirement Date and for a period of three (3) years thereafter, the Executive covenants and agrees that he will not, without the prior written consent of the Company pursuant to the authority granted by a resolution of the Board of Directors, directly or indirectly, disclose any secret or confidential information that he has learned by reason of his association with the Company or use any such information, except in connection

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with the good faith performance of his duties hereafter with or for the Company or in compliance with legal process. The term "secret or confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of the Company's business.

         (b) Customer Protection. Effective as of the Retirement Date and for a period of two (2) years thereafter, the Executive covenants and agrees that he will not solicit or attempt to solicit any business from the Company's customers, including actively sought prospective customers, with whom the Executive had Material Contact during his employment, for the purpose of providing products or services competitive with those provided by the Company. Material Contacts exist between the Executive and each customer or prospective customers with whom the Company were coordinated or supervised by the Executive, or about whom the Executive obtained trade secrets or confidential information as a result of the Executive's association with the Company.

         (c) Non-solicitation of Employees. Effective as of the Retirement Date and for a period of one (1) year thereafter, the Executive covenants and agrees that he shall not directly or indirectly, on his behalf or on behalf of any person or other entity; solicit or induce, or attempt to solicit or induce, any person who, on the date hereof or at anytime during the term of this Agreement, is an employee of the Company, to terminate his or her employment with the Company, whether expressed in a written or oral agreement or understanding or is otherwise an "at-will" employee, provided that the foregoing shall not be violated by general advertising or serving as a reference.

         (d) Noncompetition. Effective as of the Retirement Date and for a period of two (2) years thereafter, the Executive covenants and agrees that he will not serve as a manager or executive for another company or entity in the portion of that company or entity that designs, produces, sells, or distributes copper tubing, including, but not limited to, those companies listed on Exhibit "B" hereto.

         (e) Equitable Relief. The Executive acknowledges and agrees that the services performed by him during the course of his employment with the Company were special, unique and extraordinary in that, by reason of the Executive's employment, the Executive acquired confidential information and trade secrets concerning the operation of the Company, or that the Executive may have contacted with or obtained knowledge of the Company's customers or prospects, the use or disclosure of which could cause the Company substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive acknowledges and agrees that the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the

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Executive from engaging in activities prohibited by this Section 4 or such other relief as may be required to specifically enforce any of the covenants in this
Section 4. The Executive acknowledges and agrees that the Company shall be entitled to its attorneys' fees and court costs should the Company pursue legal action to enforce its rights under this Section 4.

5. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.


6. Indemnification. The Company hereby agrees to continue to indemnify the Executive and hold him harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from his good faith performance of his duties and obligations with the Company. This provision is in addition to any other rights of indemnification the Executive may have, including the Indemnity Agreement dated February 15, 2005 (which shall remain in full force and effect). This provision shall survive any termination of this Agreement.

7. Liability Insurance. The Company shall continue to cover the Executive under directors and officers liability insurance while potential liability exists in the same amount and to the same extent as the Company covers its other officers. This provision shall survive any termination of this Agreement.

8. General Provisions.

         (a) Except to the extent pre-empted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

         (b) This Agreement shall constitute the sole agreement between the parties hereto with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings relating to the subject matter hereof.

         (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (d) The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

         (e) In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the

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validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.






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         IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.


                                           WOLVERINE TUBE, INC.


ATTEST:                                    By /s/ Johann R. Manning, Jr.
                                              ----------------------------------
                                                  Johann R. Manning, Jr.
                                           Its:   Chief Operating Officer
                                                  and President
By /s/  Jennifer Brinkley
   ----------------------------------
Its:  Corporate Counsel


WITNESS:                                   EXECUTIVE

/s/ Judith Stiger                          /s/ Dennis J. Horowitz
-------------------------------------      -------------------------------------
Judith Stiger                              Dennis J. Horowitz





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
                                   Exhibit "A"
                              Letter of Resignation


Board of Directors
Wolverine Tube, Inc.
200 Clinton Avenue W.
Suite 1000
Huntsville, Alabama 35801


Gentlemen:

Given my recent announced retirement from Wolverine Tube, Inc., I hereby resign as Chief Executive Officer and from all other officer, fiduciary and employee positions held with, or on behalf of, Wolverine Tube, Inc. or its subsidiaries, except as a director and non-executive Chairman of the Board of Directors of Wolverine Tube, Inc. or service on any committees thereof.

I am making this decision strictly for personal reasons; I have no disagreements or dispute with Wolverine management or Wolverine's Board of Directors. I look forward to my continued relationship with Wolverine and the Board in my new capacity.



                                              --------------------------------
                                              Dennis J. Horowitz


December 9, 2005







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                                   Exhibit "B"

1.       Cerro Copper Products Company, Inc.
2.       Outokumpu American Brass Company
3.       Industrias Nacobre S.A. de C.V.
4.       Olin Corporation
5.       Mueller Industries, Inc.
6.       Kobe Copper Products, Inc.
7.       National Copper
8.       Wieland
9.       Hitachi, Ltd.
10.      Trefimetaux
11.      Reading Tube Corporation
12.      Amcast
13.      NIBCO
14.      High Performance Tube
15.      Commercial Metals Company

Reference to the above companies shall incorporate any related companies thereto, including, but not limited to, all parent companies, subsidiary companies, majority owned companies and joint ventures.







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